--------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION            -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: October 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
    GOLDSTEIN         DOV               A.          (Month/Day/Year)                              VERSICOR INC. (VERS)
------------------------------------------------                        ------------------------------------------------------------
    (Last)          (First)          (Middle)            8/2/00         5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                                            to Issuer (Check all applicable)      of Original
                                                 -----------------------
                                                 3. IRS or Social Se-       Director           10% Owner         (Month/Day/Year)
    34790 ARDENTECH COURT                           curity Number of    ----               ----
                                                    Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)           X  title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                           VICE PRESIDENT, FINANCE AND            (Check Applicable
                                                                           CHIEF FINANCIAL OFFICER                 Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
    FREMONT, CALIFORNIA 94555                                                                                     Reporting Person
                                                                                                               ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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NONE                                                         NONE
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.           Page 1 of 2
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                          (Over)
                                                                                                                   SEC 1473 (7-97)
               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                                   Amount             (D) or
                                    Date     Expir-                                or                 Indirect
                                    Exer-    ation           Title                 Number             (I)
                                    cisable  Date                                  of
                                                                                   Shares             (Instr. 5)
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EMPLOYEE STOCK OPTION               (1)      6/1/10  COMMON STOCK, PAR VALUE $.001 212,500  $4.72         D
(RIGHT TO BUY)
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Explanation of Responses:

(1) THE OPTIONS VEST 25% ON JUNE 1, 2001 AND THE REMAINING 75% VEST AT 1/36 PER MONTH FOR THE 36 MONTHS FOLLOWING JUNE 1, 2001. NO
    OPTIONS ARE CURRENTLY EXERCISABLE.

                                                                          /s/ DOV A. GOLDSTEIN                    August 1, 2000
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                                                       Page 2 of 2
                                                                                                                   SEC 1473 (7-97)